Exhibit 99.4

Dicerna Announces Appointment of Shreeram Aradhye, M.D., as

Executive Vice President and Chief Medical Officer

– Dr. Aradhye Brings to Dicerna More Than 20 Years of Successfully Leading Global Teams in Developing Diverse Portfolios of Innovative Medicines–

LEXINGTON, Mass., Aug. 5, 2020 — Dicerna Pharmaceuticals, Inc. (Nasdaq: DRNA) (the “Company” or “Dicerna”), a leading developer of investigational ribonucleic acid interference (RNAi) therapeutics, today announced that Shreeram Aradhye, M.D., will become Dicerna’s executive vice president and chief medical officer (CMO) and a member of the Company’s executive leadership team, effective Sept. 8, 2020. Dr. Aradhye’s appointment follows the previously announced retirement of Ralf Rosskamp, M.D., who will continue with the Company in a consulting capacity at least through the end of June 2021.

“We are pleased to welcome Dr. Aradhye to succeed Ralf Rosskamp, M.D. who has made important contributions to advancing our pipeline of clinical programs, including our lead asset, nedosiran,” said Douglas Fambrough, Ph.D., president and chief executive officer of Dicerna. “Dr. Aradhye’s success in leading global teams and developing products across multiple therapeutic areas perfectly match Dicerna’s needs as we continue to advance and grow our RNAi development pipeline and our business. His previous experience as a practicing nephrologist paired with his clinical, regulatory and medical affairs experience across a wide range of therapeutic categories make Shreeram an ideal fit as we continue to broaden the reach of our RNAi technology, first in the liver and then into new tissues. We look forward to Shreeram’s contributions as a proven business leader, clinician and researcher in our continued evolution toward becoming a fully integrated, commercial-stage biopharmaceutical company with a maturing clinical pipeline and new opportunities emerging from our proprietary technology platform.”

“Dicerna is increasingly being recognized for its scientifically rigorous and patient-centric approach to drug development – a combination that, together, has produced a pipeline of therapeutic candidates for rare and more common diseases,” commented Dr. Aradhye. “There is a profound desire among the team at Dicerna to not only ensure new therapies reach patients quickly, but to continually innovate and apply unique scientific expertise and excellence in clinical execution to enable as many patients as possible to benefit from its RNAi technology – all of which create an attractive patient-focused, entrepreneurial culture. With nedosiran now in late-stage clinical development and commercial preparations underway, it’s an exciting time to be joining Dicerna, and I am looking forward to contributing to the success of nedosiran and other current and future clinical programs.”

Dr. Aradhye joins Dicerna from Axcella Health, where he has served as executive vice president and chief development officer and a member of the executive team with direct oversight of clinical development, regulatory affairs, QA and scientific communications.

Prior to Axcella, Dr. Aradhye spent 20 years in various leadership roles in development and medical affairs at Novartis Pharmaceuticals and its global affiliates. Dr. Aradhye served as Novartis’ global head of medical affairs and chief medical officer – pharmaceuticals, and was a member of the global pharmaceuticals executive team. His leadership covered teams working in diverse disease areas including cardiometabolic, respiratory, immunology, neuroscience and ophthalmology, and included direct operational oversight of Novartis’ global medical affairs team. Prior to this role, Dr. Aradhye served as the development head for Novartis’ neuroscience portfolio with innovative programs in multiple sclerosis, Alzheimer’s disease, migraine, neuropathic pain and muscle disease.

Prior to joining the life science industry, Dr. Aradhye was an attending physician, assistant professor of medicine and a transplant nephrologist at the University of Pennsylvania for a large tertiary-care, multi-organ transplant program performing more than 150 renal transplants, 100 liver transplants and 25 kidney-pancreas transplants per year. He also provided expert consultation for cases with a wide variety of renal and electrolyte disorders and was co-investigator for industry-sponsored clinical trials. Dr. Aradhye also served as an attending nephrologist and instructor in medicine at the Overton Brooks VA Medical Center.

Dr. Aradhye received his medical education at the All India Institute of Medical Sciences in New Delhi, India, and trained in Internal Medicine at Newton Wellesley Hospital in Newton, Mass. and in Nephrology at St. Luke’s-Roosevelt Medical Center in New York.

About Dicerna Pharmaceuticals, Inc.

Dicerna Pharmaceuticals, Inc. (Nasdaq: DRNA) is a biopharmaceutical company focused on discovering, developing and commercializing medicines that are designed to leverage ribonucleic acid interference (RNAi) to selectively silence genes that cause or contribute to disease. Using our proprietary RNAi technology platform called GalXC™, Dicerna is committed to developing RNAi-based therapies with the potential to treat both rare and more prevalent diseases. By silencing disease-causing genes, Dicerna’s GalXC platform has the potential to address conditions that are difficult to treat with other modalities. Initially focused on hepatocytes, Dicerna has continued to innovate and is exploring new applications of its RNAi technology beyond the liver, targeting additional tissues and enabling new therapeutic applications. In addition to our own pipeline of core discovery and clinical candidates, Dicerna has established collaborative relationships with some of the world’s leading pharmaceutical companies, including Novo Nordisk A/S, Roche, Eli Lilly and Company, Alexion Pharmaceuticals, Inc., Boehringer Ingelheim International GmbH and Alnylam Pharmaceuticals, Inc. Between Dicerna and our collaborative partners, we currently have more than 20 active discovery, preclinical or clinical programs focused on rare, cardiometabolic, viral, chronic liver and complement-mediated diseases, as well as neurodegeneration and pain. At Dicerna, our mission is to interfere – to silence genes, to fight disease, to restore heath. For more information, please visit www.dicerna.com.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements relating to the Company’s business, its plans and strategies, its product candidates, their clinical development and therapeutic potential, as well as the Company’s technology platform. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those relating to our preclinical research and clinical programs and other risks identified under the heading “Risk Factors” included in our most recent Form 10-Q filing and in other future filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Dicerna’s current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

GalXC™ is a trademark of Dicerna Pharmaceuticals, Inc.

Media:

Amy Trevvett

+1 617-612-6253

atrevvett@dicerna.com

Investors:

Lauren Stival

+1 617-514-0461

lstival@dicerna.com